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                                                                   EXHIBIT 10.15


                       [Chart Industries, Inc. Letterhead]


October 17, 2002

Mr. Michael F. Biehl
1303 West Melrose Drive
Westlake, Ohio 44145

Re:      Employment Agreement

Dear Michael:

         This letter agreement (this "Agreement") sets forth the terms under which you are employed by Chart Industries, Inc. (the "Company") as its Chief Financial Officer.

1. Term of Employment. The Company agrees to employ you, and you agree to serve the Company, on the terms and conditions set forth in this Agreement for the period commencing as of the date hereof and expiring on the first anniversary of the date hereof (the "Employment Period"). The Employment Period shall automatically be extended on the first anniversary of the date hereof, and on each subsequent anniversary of the date hereof, for a period of one year from such anniversary unless, not later than 60 days before such anniversary, you or the Company has given written notice to the other party that you or it, as the case may be, does not wish to have the Employment Period extended. Notwithstanding the foregoing, in the event of a Change in Control, the Employment Period shall automatically be extended for a period beginning on the date of the Change in Control and expiring on the second anniversary of the date of such Change in Control, but the Employment Period shall not be extended further after a Change in Control unless expressly agreed to in writing by the parties. In any case, the Employment Period may be terminated earlier under the terms and conditions set forth herein.

2. Position and Duties. During the Employment Period, you shall serve as the Company's Chief Financial Officer and report to the Chief Executive Officer of the Company. You shall have responsibility for the accounting, financial reporting, treasury, internal audit, tax and administrative functions of the Company, and the performance of such other services and duties as shall be reasonably assigned to and requested of you by the Chief Executive Officer or the Board of Directors. You agree to devote substantially all your working time and efforts to the business and affairs of the Company and serve the Company in its business and perform your duties to the best of your ability.

3.       Compensation and Benefits.

         (a) Salary. During the Employment Period, you shall receive a base salary at the rate of Two Hundred Thousand Dollars ($200,000) per year (the "Base Salary Amount"). Your salary may be adjusted based upon an annual review by the Board of Directors of the Company or any duly authorized Committee thereof, although any such adjustment shall be at the sole discretion of the Board of Directors or such Committee. Notwithstanding the foregoing, in no

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Michael F. Biehl
October 17, 2002
Page 2

event shall your salary be adjusted below the Base Salary Amount. Such salary shall be payable in bi-weekly installments or otherwise in accordance with the normal policies of the Company for payment of corporate officers.

         (b) Benefits. During the Employment Period, you shall be entitled to participate in any employee benefits plans which are maintained or established by the Company for its corporate officers, subject, however, to all of the terms and conditions thereof, including any eligibility requirements therefor, including but not limited to: (i) the Management Incentive Compensation Plan or any other successor plan (the "Incentive Plan"); (ii) any stock option plan of the Company in which the Company's corporate officers generally are eligible to participate (the "Option Plan"); (iii) medical, dental and vision insurance coverage; (iv) life insurance coverage; (v) 401(k) Retirement Plan; (vi) four weeks of paid vacation annually to be taken at such time or times as are chosen by you; and (vii) the use of a leased automobile (including insurance). Notwithstanding the foregoing, you shall not be entitled to participate in the Company's Severance Benefit Plan or any such successor plan. Payment under the Incentive Plan shall be determined by, and awarded in the sole discretion of, the Board of Directors of the Company or any authorized Committee thereof and shall be dependent upon the Company's financial performance and your performance toward established goals. There shall be no guaranteed awards under the Incentive Plan. On an annual basis, the Board of Directors of the Company or any authorized Committee thereof may in its sole discretion grant you options to purchase common stock of the Company under the Option Plan in addition to any option previously granted to you.

         (c) Expenses. The Company shall reimburse you for reasonable expenses incurred by you on behalf of the Company in the performance of your duties during the Employment Period. You shall furnish the Company with such documentation as is requested by the Company in order for it to comply with the Internal Revenue Code of 1986, as amended, and regulations thereunder in connection with the proper deduction of such expenses.

4.       Termination of Employment.

         (a) General. Your employment with the Company shall terminate automatically upon your death or the expiration of the Employment Period without extension. In addition, you may terminate your employment with the Company voluntarily by resigning, and the Company may terminate your employment (i) for Cause, (ii) without Cause, for any reason or no reason, or (iii) by reason of your Disability. Any termination by the Company or by you of your employment hereunder shall be communicated by a written notice to the other party hereto, which shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and specify the effective date of the termination of your employment (which shall not be earlier than the date on which the notice is given). The effective date of the termination of your employment is referred to as the "Termination Date." Notwithstanding Section 1, the Employment Period shall terminate upon the termination of your employment with the Company.

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Michael F. Biehl
October 17, 2002
Page 3

         (b) Expiration of Employment Period, Death, Resignation, Cause or Disability. If the Employment Period expires without extension or, during the Employment Period, your employment terminates as a result of your death, you terminate your employment voluntarily by resigning, or the Company terminates your employment for Cause or by reason of your Disability, then, in any such case, Sections 4(c), 4(d) and 4(e) shall not apply and you shall be entitled to payment of base salary only for the remainder of the month in which such termination occurs (or only until the Termination Date, if your employment terminates as a result of the expiration of the Employment Period without extension) and thereafter such salary shall end and cease to be payable. In addition, in any such case, and you shall be entitled to receive any benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c).

         (c) Termination Without Cause. If, during the Employment Period, the Company terminates your employment without Cause, then, in lieu of further base salary payments hereunder, the Company shall pay to you within 30 calendar days after the Termination Date an amount equal to your then current annual base salary. In addition, in such case, you shall be entitled to receive any benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). Notwithstanding the foregoing, you shall not be entitled to any payment or benefit under this Section 4(c) if you are entitled to any salary continuation under Section 4(d), and in no case shall you be entitled to any payments and/or benefits under both Section 4(c) and Section 4(d).

         (d) Termination Without Cause Following a Change in Control. If (i) a Change in Control occurs during the Employment Period and (ii) at any time during the period commencing on the date of such Change in Control and ending on the date that is six months after such Change in Control the Company terminates your employment without Cause, then, in lieu of any payment or benefits under
Section 4(c), the Company shall continue to pay to you, in accordance with its normal payroll practices, your base salary at the rate in effect immediately prior to the Termination Date (which shall not be less than the Base Salary Amount) until the second anniversary of such Termination Date. In addition, in such case, you shall be entitled to receive any benefits provided for in Section 3(b) which have accrued up to and including the Termination Date, subject to the terms and conditions of the benefit plans referenced in Section 3(b), and reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 3(c). For purposes of clauses (i) and (ii) of this Section 4(d), any termination of your employment during the Employment Period by the Company without Cause after or immediately before the Company enters into a definitive agreement with a third party that results in a Change in Control shall be deemed to be a termination of your employment by the Company without Cause immediately after such Change in Control, and such Change in Control shall be deemed to occur during the Employment Period.

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Michael F. Biehl
October 17, 2002
Page 4

         (e) Continuation of Health Benefits. If, during the Employment Period, the Company terminates your employment without Cause, then for the duration of the Applicable Continuation Period you shall be eligible to participate in the Company's medical, dental and vision insurance coverage available to its employees generally as if you were still employed by the Company, to the extent and at the level of your participation in that coverage immediately prior to the Termination Date, but all Company contributions or payments under that coverage shall be subject to your fulfillment of your contribution requirements under that coverage, and Company provision of this coverage shall cease if you obtain comparable coverage from another employer during the Applicable Continuation Period. If, however, your continued participation in any such insurance coverage after the Termination Date is not possible under the terms governing such coverage, the Company may satisfy its obligation to provide such coverage by providing to you during the Applicable Continuation Period alternative coverage, comparable to the coverage then available to Company employees generally, on the terms set forth in the preceding sentence. The "Applicable Continuation Period" means 12 months after the Termination Date if you are entitled to severance pay under Section 4(c), and means 24 months after the Termination Date if you are entitled to severance pay under Section 4(d).

5. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your spouse, or if your spouse does not survive you, to your estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). The Company shall require any such successor to assume and agree to perform this Agreement.

6. Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

7. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain terms used in this Agreement are defined on Appendix A attached hereto.

8. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to your employment and supersedes any and all other agreements (including the letter agreement, dated July 25, 2001, between the Company and you relating to severance pay, which is hereby terminated, but excluding any existing stock option granted to you and any rights you may have to indemnity), either oral or in writing, with respect to your employment.

9. General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by you and by another officer of the Company. You may not assign this Agreement without the consent of the Company.

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Michael F. Biehl
October 17, 2002
Page 5

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to conflict of law principles.

         If the foregoing correctly reflects our understanding with respect to the matters described in this letter, please sign this letter below and return one copy to the undersigned.

                                        CHART INDUSTRIES, INC.



                                        By: /s/ Arthur S. Holmes
                                           -------------------------------------
                                            Arthur S. Holmes
                                            Chairman and Chief Executive Officer

Agreed to and Accepted as of
the date set forth above:

/s/ Michael F. Biehl
-------------------------------
Michael F. Biehl

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                                   Appendix A

                              Certain Definitions

         As used in this Agreement, the following terms shall have the following meanings:

"Cause" means a determination by the Board of Directors of the Company (without your participation), pursuant to the exercise of its business judgment, that any one of the following events has occurred:

         i) You have been indicted by a state or federal grand jury of committing a felony;

         ii) The Board receives proof satisfactory to it of your commission of theft or embezzlement from the Company, or any other crime against the Company;

         iii) You, for yourself or any other person, firm, corporation or other entity, (a) solicit business from customers of the Company, (b) divert or attempt to divert any business from the Company, or otherwise interfere with the business or employment relationship between the Company or any customer, employee or sales representative thereof, or (c) disclose or furnish to any competitor or any person, firm, corporation or other entity, or use on your own behalf, any confidential or secret information or data of or relating to the Company; or

         iv) You fail or refuse or are unable to perform your services and duties for the Company as Chief Financial Officer, or as reasonably assigned to you by the Chief Executive Officer or the Board of Directors, or commit any act of gross negligence, corporate waste, disloyalty, or unfaithfulness to the Company which adversely affects the business of the Company, any material breach of your employment obligations hereunder, or any other act or course of conduct which could reasonably be expected to have an adverse effect on the Company's business such as, by way of example only, intentionally causing the Company to violate federal, state or local environmental, labor, antitrust, or other similar laws, or sexual or other illegal harassment of employees.

"Change in Control" means the occurrence at any time of any of the following events:

         i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person or entity, other than a Related Person, and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction;

         ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity, other than a Related Person, and less than 60% of the combined voting power of the then-outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;

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         iii)     There is a report filed on Schedule 13D or Schedule TO (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than a Related Person has become the beneficial owner (as the term "beneficial owner" is defined under Rule l3d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 40% or more of the Voting Power;

         iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction other than a contract or transaction with a Related Person; or

         v) If during any period of two consecutive years, individuals, who at the beginning of any such period, constitute the Directors cease for any reason to constitute at least a majority thereof, unless the nomination for election by the Company's shareholders of each new Director was approved by a vote of at least a majority of the Directors then in office who were Directors at the beginning of any such period.

         Notwithstanding the foregoing provisions of paragraphs (iii) and (iv) of this definition, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement (A) solely because (1) the Company, (2) a Related Person, (3) a Subsidiary, or (4) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company or any Subsidiary, or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, (B) solely because the Company or any other person, group or entity directly involved in the restructuring of the Company's capital and debt arrangements related to the Company's Credit Agreement, dated as of April 12, 1999, as amended, either files or becomes obligated to file a report on Schedule 13D, Schedule TO, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock acquired from the Company in connection with such restructuring or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such transaction, but only if both (1) the transaction giving rise to such filing or obligation is approved in advance of consummation thereof by the Company's Board of Directors and
         (2) at least a majority of the Voting Power immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such transaction, or (C) solely because of a change in control of any Subsidiary.

                                      A-2

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         For purposes of this definition of "Change in Control", the following capitalized terms shall have the following meanings:

               "Director" means a member of the Board of Directors of the Company.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

               "Related Person" means (i) Arthur S. Holmes (ii) Charles S. Holmes, (iii) any person, group or entity controlled directly, or indirectly through one or more intermediaries, by Arthur S. Holmes or Charles S. Holmes or both of them, and (iv) any of the foregoing acting alone or in concert.

               "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

               "Voting Power" means, at any time, the total votes relating to the then-outstanding securities entitled to vote generally in the election of Directors.

               "Voting Stock" means, at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

"Disability" means your inability for a continuous period of six months to perform the essential functions of your position hereunder on an active full-time basis with or without reasonable accommodations by reason of a disability condition. A certificate from a physician acceptable to both the Company and you to the effect that you are or have been disabled and incapable of performing the essential functions of your position with or without reasonable accommodations for the Company as previously performed shall be conclusive of the fact that you are incapable of performing such services and are, or have been, disabled for the purposes of this Agreement. The Company and you acknowledge and agree that the essential functions of your position are unique and critical to the Company and that a disability condition that causes you to be unable to perform the essential functions of your position under the circumstances described above will constitute an undue hardship on the Company.

"You," "your" and similar derivations of "you" mean and refer to Michael F.
Biehl.

                                      A-3